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                                                                   EXHIBIT 10.15


                                  July 25, 2000




Mr. A. Gary Rever
11403A Cronhill Drive
Owings Mills, MD 21117

Dear Gary:

     It gives me great pleasure to set forth the principal terms of an offer for you to join Avatech Solutions, Inc. ("Avatech Solutions") as its Senior Vice President and Chief Financial Officer reporting to me. On behalf of Avatech Solutions, let me propose the following:

COMPENSATION:       You will be employed as an "employee-at-will" effective
                    August 1, 2000. Effective with your start date, you win be paid semi-monthly in the amount of $3,500.00. In addition, the Company will award you 60,000 options, with a strike price of $4.25 vesting over a period of three (3) years except in the event of a Change of Control as defined below.
                    This compensation package will be reviewed at a minimum at the end of a two-year period from your start date.

CHANGE OF CONTROL:  In the event that there is a termination of your employment, diminution in your responsibility or compensation, or relocation requirement, within one year following a Change of Control (defined as (i) a purchase of more than 50% of the outstanding common stock of the Company, or (ii) a change in leadership resulting in the replacement of both the CEO and Executive Vice President/Secretary of the Company, or (iii) a merger with another entity resulting in the merging entity owning greater than 30% of Avatech's common shares outstanding as of the date of the merger, the Company will pay you six months base compensation or a minimum of $42,000 in cash and continue corporate sponsored health benefits for six months if the Change in Control occurs within six months from the date of your start date, one year base compensation or a minimum of $84,000 in cash and continue corporate sponsored health benefits for one year if a Change in Control occurs after six months but up to one year from your start date, eighteen months base compensation or a minimum of $126,000 in cash and continue corporate sponsored health benefits for eighteen months if a Change in Control occurs 12 months after your start date. Also, the 60,000 options referred to above immediately vest upon a Change of Control.
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BENEFITS:           Avatech Solutions currently provides a wide variety of
                    Employee Benefits which you may participate in as follows:

                    o    Paid health care premiums for employee;

                    o    Paid Life Insurance Policy in the amount of $25,000;

                    o    Dental Program available at your cost;

                    o A Section 125 program is available to minimize the cost of out of pocket medical costs you may incur;

                    o An Employee Stock Purchase Plan is available which will allow you to purchase a limited amount of Avatech Solutions Common Stock at 85% of the current market value; and

                    o After six months of employment, participation in Avatech Solutions' 401K Plan, Avatech Solutions matches your contribution at 25% of up to 6% of your annual compensation.

TIME OFF:           You will be eligible for vacation time and sick leave
                    consistent with the Company's standard policy. Your position entitles three (3) weeks, fifteen (15) days of paid time off.

     Avatech Solutions is assembling a world class team to implement our broad technology portfolio. I hope you will decide to join us in building this exciting company. Please indicate your acceptance by signing and returning one copy of this offer letter and one copy of the enclosed Confidentiality and Non-Disclosure Agreement.

     If you have any questions or need additional information, please call me at
___________.


                                        Respectfully,



                                        /s/ Henry D. Felton
                                        -----------------------------------
                                        Henry D. Felton


     AGREED AND ACCEPTED THIS 1ST
     DAY OF AUGUST, 2000



     /s/ A. Gary Rever
     ----------------------------------
     A. Gary Rever
     Social Security No. ______________